10F-3 Report
CGCM Emerging Markets Equity Investments
		9/1/2007		through	8/31/2008

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1234	Alibaba.com Limited (Newgate)	11/15/2007	Goldman Sachs	14,000.00	1.739	0.002%	0.002%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount		Total Received All Funds
1234	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	858,901,000.00		14,000.00